EXHIBIT 10.1

                              2005 STOCK BONUS PLAN

                                       OF

                               BSD SOFTWARE, INC.
===============================================================================

ARTICLE I - THE PLAN

      This is the 2005 STOCK BONUS PLAN of BSD Software, Inc., a Florida Corporation (the "Company"). The Plan was adopted by action of the Board of Directors of the Company on July 13, 2005 and is effective on that date.

      The purpose of the Plan is to promote the long term success of the Company and the creation of shareholder value by (a) encouraging key employees to focus on long range objectives, (b) attracting and retaining key employees with exceptional qualifications and (c) linking key employees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve these purposes by providing a portion of bonuses to key employees in the form of Restricted Shares.

      This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

ARTICLE II - DEFINITIONS OF TERMS.

      2.1 "Board" means the Company's Board of Directors as constituted from time to time.

      2.2 "Committee" means a Committee of the Board as described in Article
III.

      2.3 "Common Share" means one share of the common stock of the Company.

      2.4 "Company" means BSD Software, Inc., a Florida corporation.

      2.5 "Participant" means an individual who holds Restricted Shares issued under the Plan.

      2.6 "Plan" means this 2005 Stock Bonus Plan of BSD Software, Inc., as amended from time to time.

      2.7 "Restricted Share" means a Common Share awarded under this Plan.

      2.8 "Restricted Share Agreement" means the agreement among the Company and a Participant which contains the terms, conditions and restrictions pertaining to such Restricted Shares.

ARTICLE III - ADMINISTRATION

      3.1 The Plan shall be administered by the Board of Directors of the Company or by such Committee of the Board of Directors as the Board of Directors shall designate from time to time.

      3.2 The Board of Directors or Committee shall (a) select the key employees who are to receive Restricted Shares under the Plan, (b) determine the number of shares, vesting requirements and other features and conditions of such Restricted Shares, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The decision of the Board or Committee shall be final and binding on all persons.

ARTICLE IV - SHARES AVAILABLE FOR GRANT


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      4.1 Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares available for issuance awarded under the Plan shall not exceed 600,000.

      4.2 If Restricted Shares are forfeited before any dividends have been paid with respect to such Shares, then such Shares shall again become available for grants under the Plan.

ARTICLE V - ELIGIBILITY

      5.1 Non-executive employees or consultants are eligible to be selected as Participants in the Plan

ARTICLE VI - RESTRICTED SHARE AWARDS

      6.1 Restricted Shares under the Plan may be awarded in such amounts, at such times, and subject to such vesting or other restrictions as the Committee may determine.

      6.2 The Committee may determine the price, if any, of the Restricted Shares awarded under the Plan, provided, however, that, to the extent that the Restricted Shares are newly issued Common Shares, the Participant, as a condition to the grant of the Shares, shall be required to pay to the Company in cash an amount at least equal to the par value of such Common Shares. To the extent that Restricted Shares are Common Shares from the Company's treasury, no cash consideration need be required of the award recipients.

      6.3 As a condition to the receipt of Common Shares awarded under the Plan, each Participant shall be required to execute and deliver to the Company the Restricted Share agreement, in form acceptable to the Company.

      6.4 Each award of Restricted Shares shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Agreement. Absent a provision to the contrary in the Restricted Share Agreement, Restricted Shares awarded to Participants under the Plan shall be vested immediately upon issuance.

ARTICLE VII - VOTING AND DIVIDEND RIGHTS

      The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders.

ARTICLE VIII - LIMITATIONS ON RIGHTS

      8.1 Neither the Plan, the Restricted Share Agreement nor any Restricted Shares granted under the Plan shall be deemed to give any individual a right to remain an employee or consultant of the Company. The Company, and each of its affiliates, reserves the right to terminate the service of any employee or consultant at any time, with or without cause, subject to applicable laws or employment agreements, if any.

      8.2 Any other provisions of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE IX - WITHHOLDING TAXES

      9.1 To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.


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      9.2 The Company may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of the Common Shares that otherwise would be issued to him or her by surrendering all or a portion of any Common Shares that he or she previously acquired.

ARTICLE X - ASSIGNMENT OR TRANSFER OF RESTRICTED SHARES

      9.1 Restricted Shares awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law prior to full vesting and while subject to restriction on transfer by reason of the investment representations of the Participant. However, this provision shall not preclude a Participant from designating a beneficiary who shall receive any outstanding Restricted Shares in the event of Participant's death, nor shall it preclude a transfer of the Restricted Shares by will or by the laws of descent and distribution.

      9.2 All shares shall be subject to a restriction on transfer, and transfer thereof shall be restricted by appropriate legend, by reason of the investment representation of Participants as provided in the Restricted Share Agreement.

ARTICLE XI - EXECUTION

      To record the adoption of the Plan by the Board of Directors of the Company, the Company has caused its duly authorized officer to affix the corporate name and seal hereto.

                                 BSD Software, Inc.


                                 By /s/ Guy Fietz
                                    ----------------
                                 Name:  Guy Fietz
                                 Title: President (Chief Executive Officer)


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SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 BSD Software, Inc.


March 14, 2006                   By: /s/GUY FIETZ
                                     ---------------------------
                                 Name:  Guy Fietz
                                 Title: President and Director


                                 By: /s/GORDON ELLISON
                                     ---------------------------
                                 Name:  Gordon Ellison
                                 Title  Chief Financial Officer


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